Exhibit 99.1

American Financial Group, Inc. Announces Record 2016 Fourth Quarter and Full Year Results

•	Record net earnings of $4.33 per share in the fourth quarter and $7.33 per share for the full year

•	Record fourth quarter core net operating earnings of $1.98 per share; up 30% from 2015

•	Record core net operating earnings per share of $6.03 for the full year; up 11% from 2015

•	Full year 2016 ROE of 14.8%; 2016 core operating ROE of 12.2%

•	Full year 2017 core net operating earnings guidance between $6.20 - $6.70 per share

CINCINNATI – February 1, 2017 – American Financial Group, Inc. (NYSE: AFG) today reported record 2016 fourth quarter net earnings attributable to shareholders of $385 million ($4.33 per share) compared to $129 million ($1.45 per share) for the 2015 fourth quarter. Results for the fourth quarter of 2016 include non-core tax benefits of $111 million ($1.25 per share) as a result of the restructuring of Neon, our Lloyd’s insurer, and $66 million ($0.74 per share) related to the merger with National Interstate, as well as $32 million ($0.36 per share) in after-tax realized gains. Comparatively, net earnings in the 2015 fourth quarter included non-core losses of $7 million ($0.07 per share). Details may be found in the table below. Net earnings attributable to shareholders for the year were $7.33 per share, compared to $3.94 per share in 2015. Due to the impact of rising interest rates on our fixed maturity portfolio, book value per share decreased by $2.90 to $56.55 per share during the fourth quarter of 2016. Return on equity was 14.8% and 8.3% for 2016 and 2015, respectively.

Core net operating earnings were $176 million ($1.98 per share) for the 2016 fourth quarter, compared to $136 million ($1.52 per share) in the 2015 fourth quarter. The $1.98 per share established an all-time high for AFG’s quarterly core EPS. The improved results were attributable to higher underwriting profit in our Specialty Property and Casualty (“P&C”) insurance segment and significantly higher operating earnings in our Annuity Segment. Book value per share, excluding unrealized gains related to fixed maturities, increased by $1.43 to $53.11 per share during the fourth quarter of 2016. Core net operating earnings for the fourth quarters of 2016 and 2015 generated annualized returns on equity of 15.7% and 12.7%, respectively. Core operating return on equity was 12.2% and 11.5% for 2016 and 2015, respectively.

During the fourth quarter of 2016, AFG repurchased approximately 116,000 shares of common stock at an average price per share of $75.09. During 2016, AFG repurchased 1.9 million shares for $133 million, at an average price per share of $69.47.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized investment gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$266	$220	$840	$762
Pretax non-core items:
Realized gains (losses) on securities	51	(21)	19	(19)
Realized gain (loss) on sale of subsidiaries:
Long-term care business	—	(4)	2	(166)
Other	—	—	—	5
Gain on sale of apartment properties and hotel	—	15	32	66
Special A&E charges	—	—	(41)	(79)
Neon exited lines charge	—	—	(65)	—
Loss on early retirement of debt	—	—	—	(4)

Earnings before income taxes	317	210	787	565
Provision (credit) for income taxes:
Core operating earnings	88	83	290	263
Non-core items:
Tax benefit related to National Interstate merger	(66)	—	(66)	—
Tax benefit related to Neon restructuring	(111)	—	(111)	—
Other	18	(3)	6	(68)

Total provision (credit) for income taxes	(71)	80	119	195

Net earnings, including noncontrolling interests	388	130	668	370
Less net earnings attributable to noncontrolling interests:
Core operating earnings	2	1	16	13
Non-core items	1	—	3	5

Total net earnings attributable to noncontrolling interests	3	1	19	18

Net earnings attributable to shareholders	$385	$129	$649	$352

Net earnings:
Core net operating earnings(a)	$176	$136	$534	$486
Non-core items	209	(7)	115	(134)

Net earnings attributable to shareholders	$385	$129	$649	$352

Components of Earnings Per Share:
Core net operating earnings(a)	$1.98	$1.52	$6.03	$5.44
Non-core Items:
Realized gains (losses) on securities	0.36	(0.15)	0.16	(0.12)
Realized gain (loss) on sale of subsidiaries:
Long-term care business	—	(0.03)	0.01	(1.21)
Other	—	—	—	0.04
Gain on sale of apartment properties and hotel	—	0.11	0.17	0.40
Special A&E charges	—	—	(0.30)	(0.58)
Neon exited lines charge	—	—	(0.73)	—
Loss on early retirement of debt	—	—	—	(0.03)
Tax benefit related to National Interstate merger	0.74	—	0.74	—
Tax benefit related to Neon restructuring	1.25	—	1.25	—

Diluted Earnings Per Share	$4.33	$1.45	$7.33	$3.94

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “AFG’s fourth quarter and full year results established new records for earnings. Strong operating profitability in both the P&C and Annuity segments of our business, superior investment performance and effective capital management have enabled us to achieve five-year compounded growth in adjusted book value plus dividends of 10%.

“AFG had approximately $950 million of excess capital (including parent company cash of approximately $200 million) at December 31, 2016. Over the past year, we increased our quarterly dividend by 12% and in the fourth quarter of 2016, we paid a special dividend of $1.00 per share. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and

start-ups that meet our target return thresholds. In addition, share repurchases, particularly when executed at attractive valuations, are an important and effective component of our capital management strategy. We will continue to make opportunistic share repurchases and return capital to shareholders through dividends.

“Based on current information, we expect core net operating earnings in 2017 to be between $6.20 and $6.70 per share. Our core earnings per share guidance assumes no change in the corporate tax rate of 35%, and excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated underwriting profit of $110 million for the 2016 fourth quarter compared to $100 million in the fourth quarter of 2015. Higher underwriting profitability in our Property and Transportation Group and Specialty Financial Groups was partially offset by lower underwriting profitability in our Specialty Casualty Group. The fourth quarter 2016 combined ratio of 90.4% includes 0.9 points of adverse prior year reserve development, compared to 0.4 points of favorable prior year reserve development in the comparable 2015 period. Fourth quarter results in 2016 include $12 million (1.1 points on the combined ratio) in catastrophe losses, compared to $9 million (0.8 points on the combined ratio) in the comparable 2015 period.

Gross and net written premiums were up 6% and 3%, respectively, in the 2016 fourth quarter compared to the same period in 2015. Each of our Specialty P&C groups reported growth during the quarter. Average renewal pricing across our entire P&C Group was up 1% for the quarter, and was flat for the year. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $75 million in the fourth quarter of 2016, compared to $34 million in the comparable prior year period, due primarily to higher underwriting profit in our crop insurance business, largely the result of favorable growing conditions and relatively stable commodity pricing. Catastrophe losses for this group were $6 million in the fourth quarter of 2016 and $3 million in the comparable 2015 period.

Fourth quarter 2016 gross and net written premiums in this group were 12% and 4% higher, respectively, than the comparable prior year period. The increase was primarily attributed to higher crop insurance premiums, the large majority of which were ceded to the Federal Crop Insurance Program. Excluding crop, fourth quarter 2016 gross and net written premiums in this group were virtually unchanged from the prior year period. Overall renewal rates increased 2% in the fourth quarter of 2016, including a 4% increase in National Interstate’s renewal rates. The average renewal rate increase for this group during 2016 was approximately 3%.

The Specialty Casualty Group reported an underwriting profit of $13 million in the 2016 fourth quarter compared to $50 million in the comparable 2015 period. Underwriting losses in one of our excess and surplus lines businesses, primarily related to coverage written for New York contractors, and lower profitability in our targeted markets operations were the primary reasons for the lower underwriting profit year-over-year. Catastrophe losses for this group were $4 million in the fourth quarter of 2016 and $1 million in the comparable 2015 period.

Gross and net written premiums increased 3% and 1%, respectively, for the fourth quarter of 2016 when compared to the same prior year period. Higher premiums in our targeted markets and executive liability businesses were partially offset by lower premiums in our excess and surplus lines operations, primarily the result of tougher underwriting standards related to New York contractors business, as well as lower premiums within our workers’ compensation businesses. Net written premiums were also impacted by higher ceded premiums within Neon. Renewal pricing for this group was flat during the fourth quarter, and included a decrease of approximately 2% in our workers’ compensation businesses. Excluding workers’ compensation, renewal pricing in this group was up approximately 1% for the quarter and the full year.

The Specialty Financial Group reported an underwriting profit of $20 million in the fourth quarter of 2016, compared to $15 million in the fourth quarter of 2015. All businesses in this group reported higher year-over-year underwriting profit. Catastrophe losses for this group were $2 million in the fourth quarter of 2016 and $5 million in the comparable prior year period. All businesses in this group continued to achieve excellent underwriting margins during 2016.

Gross and net written premiums both increased by 1% in the 2016 fourth quarter when compared to the same 2015 period. Renewal pricing in this group decreased approximately 1% on average for both the fourth quarter and for the full year of 2016.

Carl Lindner III stated: “I’m very pleased with the overall profitability of our Specialty P&C Group. I am especially pleased that our Property and Transportation Group ended the year with strong underwriting results and returns on equity, driven by excellent results in our crop and inland marine operations, as well as higher profitability in our transportation and equine mortality businesses. In addition, we continued to report outstanding operating results in our Specialty Financial Group, and solid results in our Specialty Casualty Group.”

Mr. Lindner continued, “Despite competitive conditions, I’m optimistic about 2017. We are forecasting an overall calendar year combined ratio in the 92% to 94% range, and we are targeting growth in net written premiums in the range of 2% to 6%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

The Annuity Segment reported a record $132 million in pretax operating earnings in the fourth quarter of 2016, an increase of 31% from the $101 million reported in the fourth quarter of 2015. In addition, as shown in the table below, earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $103 million, up 7% from the prior year period:

Components of Core Annuity Operating Earnings Before Income Taxes
In millions	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2016	2015		2016	2015
Annuity earnings before fair value accounting for FIAs	$103	$96	7%	$395	$354	12%
Impact of fair value accounting for FIAs	29	5	nm	(27)	(23)	nm

Pretax Annuity Operating Earnings	$132	$101	31%	$368	$331	11%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s fourth quarter 2016 earnings continued to benefit from favorable investment results, including the continued significant positive impact of certain investments required to be marked to market through earnings. In addition, AFG’s quarterly average annuity investments and reserves grew approximately 11% and 12%, respectively, year-over-year; the benefit of this growth was partially offset by the runoff of higher yielding investments.

In the fourth quarters of 2016 and 2015, AFG conducted detailed reviews (“unlocking”) of the major actuarial assumptions underlying its annuity operations. The review resulted in a positive unlocking of $1 million in the fourth quarter of 2016; in the fourth quarter of 2015, the positive unlocking amount was $10 million. Unlocking amounts are included in “Annuity earnings before fair value accounting for FIAs” in the table above.

Impact of Fair Value Accounting for FIAs – Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results.

In the fourth quarter of 2016, a significant increase in interest rates, as well as an increase in the stock market, resulted in a large favorable impact on annuity earnings. This compares to a relatively small favorable impact on annuity earnings in the fourth quarter of 2015, primarily the result of the increase in the stock market.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.1 billion in the fourth quarter of 2016, virtually unchanged from the fourth quarter of 2015.

Craig Lindner stated, “AFG’s Annuity Segment had another record year, achieving pretax operating earnings of $368 million and annuity premiums of $4.4 billion. In addition, as a result of its strong statutory results, the Annuity Segment continues to generate significant amounts of excess capital. I am very pleased with these results, which illustrate our investment skills, disciplined product pricing and commitment to consumer-friendly products. We believe that our business model positions us well in a changing regulatory environment.”

Department of Labor (DOL) Rule – The Company continues to implement product and process changes needed to comply with the DOL fiduciary rule and is proceeding under the premise the DOL rule becomes effective in April 2017 in its current form. There is considerable discussion surrounding the possibility of a delay or other action impacting the rule. In addition, there remains pending litigation seeking to invalidate the rule. However, until there is some definitive action impacting the rule, the Company intends to continue to pursue necessary changes.

Assuming the rule is effective in April 2017, AFG believes the biggest impact will be on insurance-only licensed agents whose sales represented less than 10% of our fourth quarter premium. While AFG’s management continues to believe the adjustments required of the Company and its distribution partners to comply with the rule will impact 2017 annuity premiums, management does not believe the new rule will have a material impact on AFG’s results of operations.

2017 Annuity Outlook – AFG expects that 2017 annuity sales will be flat to down 10% compared to the $4.4 billion sold in 2016, resulting in year-over-year average asset and reserve growth of 8% to 10%; the favorable earnings impact of this growth will be partially offset by the runoff of higher yielding investments. As a result, AFG anticipates that its annuity operating earnings will be in the range of $375 to $395 million, an increase from the $368 million reported in 2016.

This guidance assumes (i) the Department of Labor rule is implemented in April 2017, (ii) interest rates and the stock market rise moderately, and (iii) a more normalized return on investments that are required to be marked to market. Fluctuations in the returns on these investments, or large changes in interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement, which is posted on our website.

Investments

AFG recorded fourth quarter 2016 net realized gains of $32 million after tax and after deferred acquisition costs (DAC), compared to net realized losses of $14 million in the comparable prior year period. Unrealized gains on fixed maturities were $306 million after tax and after DAC at December 31, 2016, an increase of $28 million from year-end 2015. Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the three months ended December 31, 2016, P&C net investment income was approximately 15% higher than the comparable 2015 period, reflecting the positive impact of certain investments required to be marked to market through earnings and higher income from equity in the earnings of limited partnerships and similar investments.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Tax Benefit Related to National Interstate Merger

As previously announced, on November 10, 2016 holders of National Interstate common shares voted to approve an Agreement and Plan of Merger. The Merger allowed National Interstate and its subsidiaries to become members of the AFG consolidated tax group, which resulted in a non-core tax benefit of $66 million to AFG during the fourth quarter of 2016.

Tax Benefit Related to Neon Restructuring

During December 2016, AFG undertook a restructuring that included the liquidation for tax purposes of the foreign subsidiary that is the parent of our Neon operations, resulting in a taxable loss for U.S. tax purposes. AFG reported the tax benefit associated with this loss as a non-core tax benefit of $111 million in the fourth quarter of 2016.

About American Financial Group, Inc.

American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets over $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-

looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to our international operations; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2016 fourth quarter and full year results at 11:30 am (ET) tomorrow, Thursday, February 2, 2017. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 48169817. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 9, 2017. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 48169817.

The conference and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions under Webcasts and Presentations.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until February 9, 2017 at 11:59 pm (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President - Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG17-03

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenues
P&C insurance net earned premiums	$1,144	$1,120	$4,328	$4,224
Life, accident & health net earned premiums	6	24	24	104
Net investment income	429	416	1,696	1,633
Realized gains (losses) on:
Securities	51	(21)	19	(19)
Subsidiaries	—	(4)	2	(161)
Income (loss) of managed investment entities:
Investment income	49	43	190	155
Gain (loss) on change in fair value of assets/liabilities	6	(18)	15	(34)
Other income	52	58	224	243

Total revenues	1,737	1,618	6,498	6,145

Costs and expenses
P&C insurance losses & expenses	1,040	1,026	4,111	4,015
Annuity, life, accident & health benefits & expenses	222	247	1,019	1,042
Interest charges on borrowed money	21	17	77	75
Expenses of managed investment entities	42	32	151	112
Other expenses	95	86	353	336

Total costs and expenses	1,420	1,408	5,711	5,580

Earnings before income taxes	317	210	787	565
Provision for income taxes(b)	(71)	80	119	195

Net earnings including noncontrolling interests	388	130	668	370
Less: Net earnings (loss) attributable to noncontrolling interests	3	1	19	18

Net earnings attributable to shareholders	$385	$129	$649	$352

Diluted earnings per Common Share	$4.33	$1.45	$7.33	$3.94

Average number of diluted shares	88.8	89.2	88.5	89.4

Selected Balance Sheet Data:	December 31, 2016	December 31, 2015
Total cash and investments	$41,433	$37,736
Long-term debt(c)	$1,283	$998
Shareholders’ equity(d)	$4,916	$4,592
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(d)	$4,617	$4,313
Book value per share	$56.55	$52.50
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$53.11	$49.32
Common Shares Outstanding	86.9	87.5

Footnotes (b), (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2016	2015		2016	2015
Gross written premiums	$1,441	$1,356	6%	$5,981	$5,832	3%

Net written premiums	$1,083	$1,056	3%	$4,386	$4,327	1%

Ratios (GAAP):
Loss & LAE ratio	63.7%	61.8%		61.7%	62.2%
Underwriting expense ratio	26.7%	29.2%		30.6%	30.9%

Specialty Combined Ratio	90.4%	91.0%		92.3%	93.1%

Combined Ratio – P&C Segment	90.4%	91.0%		94.5%	94.7%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$577	$515	12%	$2,504	$2,455	2%
Specialty Casualty	684	661	3%	2,792	2,739	2%
Specialty Financial	180	179	1%	685	637	8%
Other	—	1	na	—	1	na

	$1,441	$1,356	6%	$5,981	$5,832	3%

Net Written Premiums:
Property & Transportation	$394	$378	4%	$1,672	$1,636	2%
Specialty Casualty	510	503	1%	2,036	2,052	(1%)
Specialty Financial	154	152	1%	572	540	6%
Other	25	23	9%	106	99	7%

	$1,083	$1,056	3%	$4,386	$4,327	1%

Combined Ratio (GAAP):
Property & Transportation	83.9%	92.4%		90.0%	96.9%
Specialty Casualty	97.4%	90.2%		96.1%	92.7%
Specialty Financial	86.0%	88.7%		84.9%	83.1%
Aggregate Specialty Group	90.4%	91.0%		92.3%	93.1%

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Reserve Development (Favorable)/Adverse:
Property & Transportation	$13	$8	$(21)	$15
Specialty Casualty	3	(7)	(13)	(11)
Specialty Financial	(6)	(5)	(23)	(30)
Other	—	(1)	(4)	(11)

Specialty Group Excluding A&E and Neon Charge	10	(5)	(61)	(37)
Special A&E Reserve Charge – P&C Run-off	—	—	36	67
Neon Exited Lines Charge and Other	—	—	57	3

Total Reserve Development	$10	$(5)	$32	$33

Points on Combined Ratio:
Property & Transportation	3.0	1.8	(1.2)	0.9
Specialty Casualty	0.5	(1.4)	(0.7)	(0.5)
Specialty Financial	(4.5)	(3.6)	(4.0)	(5.7)
Aggregate Specialty Group	0.9	(0.4)	(1.4)	(0.8)
Total P&C Segment	0.9	(0.4)	0.7	0.8

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2016	2015		2016	2015
Annuity Premiums:
Financial Institutions	$626	$534	17%	$2,418	$1,970	23%
Retail	437	512	(15%)	1,796	1,934	(7%)
Education Market	40	51	(22%)	184	194	(5%)
Variable Annuities	8	10	(20%)	37	42	(12%)

Total Annuity Premiums	$1,111	$1,107	—%	$4,435	$4,140	7%

Components of Operating Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2016	2015		2016	2015
Revenues:
Net investment income	$346	$309	12%	$1,356	$1,224	11%
Other income	27	23	17%	103	98	5%

Total revenues	373	332	12%	1,459	1,322	10%
Costs and Expenses:
Annuity benefits	160	189	(15%)	800	732	9%
Acquisition expenses	54	20	170%	181	163	11%
Other expenses	27	22	23%	110	96	15%

Total costs and expenses	241	231	4%	1,091	991	10%

Operating earnings before income taxes	$132	$101	31%	$368	$331	11%

Supplemental Annuity Information

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2016	2015		2016	2015
Operating earnings before impact of fair value accounting on FIAs	$103	$96	7%	$395	$354	12%
Impact of fair value accounting	29	5	nm	(27)	(23)	nm

Operating earnings before income taxes	$132	$101	31%	$368	$331	11%

Average Fixed Annuity Reserves*	$29,250	$26,048	12%	$28,146	$24,898	13%
Net Interest Spread*	2.70%	2.53%		2.73%	2.69%
Net Spread Earned Before Impact of Fair Value Accounting*	1.42%	1.31%		1.39%	1.35%
Net Spread Earned After Impact of Fair Value Accounting*	1.82%	1.39%		1.29%	1.26%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Core Operating Earnings before Income Taxes:
P&C insurance segment	$180	$163	$630	$566
Annuity segment, before impact of fair value accounting	103	96	395	354
Impact of fair value accounting	29	5	(27)	(23)
Run-off long-term care and life segment	2	—	2	14
Interest & other corporate expense	(50)	(45)	(176)	(162)

Core operating earnings before income taxes	264	219	824	749
Related income taxes	88	83	290	263

Core net operating earnings	$176	$136	$534	$486

b)	Excluding the impact of the Neon Exited Lines Charge that was reported in the second quarter of 2016, the Tax Benefit related to the National Interstate Merger and the Tax Benefit Related to the Neon Restructuring reported in the fourth quarter of 2016, AFG’s effective tax rate for the fourth quarter and twelve months ended December 31, 2016 was 33% and 35%, respectively. AFG maintains a full valuation allowance against the deferred tax benefits associated with losses related to AFG’s specialist Lloyd’s insurance business, Neon (formerly known as Marketform).

c)	December 2015 and prior periods have been adjusted for adoption of FASB Accounting Standard Update 2015-03, which impacted the presentation of debt issue costs and long-term debt. The impact of this adjustment was to reduce the carrying value of long-term debt on AFG’s balance sheet by $22 million at December 31, 2015, from amounts originally reported. Adjustments to the income statement increased interest charges on borrowed money by $1 million for the twelve months ended December 31, 2015.

d)	Shareholders’ Equity at December 31, 2016 includes $299 million ($3.44 per share) in unrealized after-tax gains related to fixed maturities. Shareholders’ Equity at December 31, 2015 includes $279 million ($3.18 per share) in unrealized after-tax gains related to fixed maturities.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.